Exhibit 10.11



                                    AMENDMENT

         This AMENDMENT, effective as of September 13, 2004 (the "Amendment"), temporarily amends the Employment Agreement made on May 14, 2001 and amended on February 11, 2002 (as so amended, the "Agreement"), by and between The Great Atlantic & Pacific Tea Company, Inc. and John Metzger.

                               W I T N E S S E T H
         WHEREAS, the Company agrees that by reassigning the Employee on September 13, 2004 (the "Effective Date") from Senior Vice President & Chief Information Officer and everGReen Business Leader of the Company reporting directly to the Chairman, President and Chief Executive Officer of the Company to Executive Vice President - Fresh Store Development of A&P US reporting directly to its President and Chief Executive Officer, the Company has given the Employee Good Reason to terminate his employment;
         WHEREAS, in order to induce the Employee not to terminate his employment within the three (3) month period immediately following the Effective Date, the Company has agreed to amend the Agreement; and
         WHEREAS, the Employee would prefer not to terminate his employment;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.       Temporary Amendment to Section 8.(a)
           Until the first anniversary of the Effective Date, the last sentence of Section 8.(a) of the Agreement shall be amended to read:

         "If an event constituting a ground for termination of employment for Good Reason occurs, and the Employee fails to give notice of termination with three hundred, sixty-five (365) days after the occurrence of such event, the Employee shall be deemed to have waived his right to terminate employment for Good Reason in connection with such event (but not for any other event for which the three hundred, sixty-five (365) day period has not expired)."

2. If during the three hundred, sixty-five (365) days that the amendment contained in Section 1 above shall be effective another Good Reason for the Employee to terminate his employment shall occur and the Employee shall terminate his employment, then and only then shall the Company extend the exercise period from one year from the date of termination of employment to three years therefrom for any and all options granted to the Employee to purchase shares of the Company's $1.00 par value common stock granted under The Great Atlantic & Pacific Tea Company, Inc. 1998 Long Term Incentive and Share Award Plan which options shall have previously vested or shall vest up to and including the day the Employee gives notice to the Company of the termination of his employment for such subsequent Good Reason.

3. Except as temporarily amended herein, all other terms of the Agreement shall remain in full force and effect.

4. All capitalized terms used herein but not defined herein shall have the meaning assigned to them in the Agreement.




     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized Officer and the Employee has hereunto set his hand as of the Effective Date.


                                          THE GREAT ATLANTIC & PACIFIC
                                            TEA COMPANY, INC.


                                          /s/Christian W.E. Haub
                                          ------------------------------------
                                          Christian W. E. Haub, Chairman,
                                          President  & Chief Executive Officer



/s/John Metzger
-------------------------------
John Metzger